Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-188929, 333-213602, 333-218388, and 333-225582 on Form S-8 and Registration Statement No. 333-191522 on Form S-3 dated March 5, 2019 relating to the consolidated financial statements of PennyMac Financial Services, Inc., and subsidiaries (the “Company”) which report expresses an unqualfied opinion and includes an explanatory paragraph regarding the Company’s election in 2018 to prospectively change its method of accounting for the classes of mortgage servicing rights it had accounted for using the amortization method.and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 5, 2019